Exhibit 99.1

May 13, 2015 Mr. Chris Gannon Via Email: chris_m_gannon@yahoo.com
Re: Offer of Employment with Energy Recovery, Inc. Dear Chris,

We are pleased to offer you a full-time position with Energy Recovery, Inc. (“ERI” or the “Company”) as Chief Financial Officer reporting to Joel Gay, President and Chief Executive Officer, based in our headquarters in San Leandro, California. Your technical skills and work experience will provide a valuable addition to our staff.

Salary and Start Date. We would like your employment with ERI to start on June 1, 2015. You will receive an annual base salary of $320,000 less deductions authorized or required by law, which will be paid bi-weekly in accordance with our standard payroll practices.

Annual Incentive Plan. You will also be eligible to participate in the Company’s Annual Incentive Plan, under which you will be eligible to receive up to 60% of your base salary for achieving certain performance goals, subject to the Company’s meeting its annual financial targets and other goals. For 2015, ERI will guarantee you a bonus of $192,000. This amount will be paid in 2016 as part of our normal cycle (typically in March).

Sign-on Stock Option Grant. As part of this offer you will be granted an option to purchase two hundred thousand (200,000) shares of ERI Common Stock under the standard terms of the Company's Amended and Restated 2008 Equity Incentive Plan. After six months with the Company you will be granted options to purchase an additional one hundred thousand (100,000) shares. The options will vest over four (4) years with twenty-five percent (25%) of the shares vesting on the first anniversary of the vesting commencement date, which will be the first day of your employment. After the first anniversary of the vesting commencement date, one thirty-sixth (1/36th) of the remaining shares will vest each month thereafter.

Long Term Incentive Plan. Subject to the approval and discretion of the Company's Board of Directors or its Compensation Committee, each year you may be granted an option to purchase shares of the Company's Common Stock under the Company's 2008 Equity Incentive Plan with a fair market value targeted at $125,000 based on stock option valuation. The exercise price per share will be equal to the closing price on NASDAQ of a share of the Company’s common stock on the day the Committee approves your grant, subject to the terms and conditions of the 2008 Equity Incentive Plan or such other Plan the Board and shareholders may approve.

Change of Control Plan. Under this offer, you will also be named a Participant in the Company’s Change in Control Plan (“CCP”), as amended. Per our plan all of your options would vest immediately in the event there is a change of control as that term is defined in the CCP.

1717 Doolittle Drive	T +1 510.483.7370
San Leandro	F +1 510.483.7371
California 94577	info@energyrecovery.com
United States	energyrecovery.com

Termination. In the event that ERI terminates your employment without Cause (as defined in Article 2 of ERI’s Change in Control Plan as amended), other than after or in connection with a Change in Control, as that term is defined in the Company’s Change in Control Plan, you will be entitled to all payments required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay, less deductions required or permitted by law.

In addition, without altering the “at will” nature of your employment, you will be entitled to receive additional benefits in the form of severance (“Additional Benefits”) as set forth below in exchange for an agreement to release all claims known or unknown against the Company and to satisfy certain other conditions set forth in any Company Severance Plan then in effect, including an agreement to refrain from engaging in any business or rendering service to any entity, organization of company in competition with ERI for twenty-four (24) months after your termination date and provided that ERI receives the signed, unrevoked release agreement within the stated number of days of your termination date. Additional Benefits: If you are terminated prior to the second anniversary of your start date, you will receive severance in the form of a lump sum payment, equal to twelve (12) months’ salary; if the termination occurs after the second anniversary of your start date, you will receive severance amount in the form of a lump sum payment equal to six (6) months’ salary. These Additional Benefits will be computed using your annual base salary as of the date of the termination, less deductions required or permitted by applicable law.

To the extent the Additional Benefits compensation is subject to Section 409A of the Code, the severance payment or the distribution of the equity compensation shall not be paid or made, as applicable, unless your termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A and any the regulations or other guidance thereunder (“Section 409A”)). In addition, no such payment or distribution will be made to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your separation from service or (b) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. All payments which had been delayed pursuant to the immediately preceding sentence will be paid to you in a lump sum upon expiration of such six-month period (or, if earlier, upon your death).

In the event that you resign or are terminated by ERI for Cause, you will only be entitled to payment required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, less deductions required or permitted by law.

Relocation Expenses. ERI will pay you a lump sum of $100,000 to move your family to California. If you choose to resign from ERI for any reason within the first twelve (12) months of your employment, you agree to return to ERI a pro-rata share of this relocation payment. The pro-rata share to be returned shall be based on the number of months remaining in the twelve month period at the time of resignation, divided by 12. Further, you authorize ERI to collect the monies owed as a deduction on your final pay check. Your move to the San Francisco Bay Area must be completed no later than August 31, 2015.

Benefits. As a full-time employee, you will be eligible to receive employee benefits including 20 days of paid time off, medical, dental and vision insurance for you and your dependents, as well as long-term disability and life insurance. You may elect to participate in these programs as of the first day of the month following your start date. Please note that the benefits program may change from time to time at the Company’s discretion.

Employment Status. Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, title, compensation, benefits, as well as the Company’s personnel policies and procedures may change in the future, the “at will” nature of your employment may not be changed.

Please note that this offer is conditioned upon your ability to present employment eligibility and properly complete the Form I-9 by the third workday after your date of hire as required by the Immigration Reform & Control Act of 1986. A copy of the form will be provided to you. It is ERI policy to conduct a comprehensive background check. This offer is contingent upon positive results from the background checks and your successful completion of the Watson Glaser assessment.

Please accept this offer of employment below by signing your name and setting forth the agreed start date below. After signing the document, please return this letter to me by email or fax by May 15, 2015. If your acceptance is not received by this date, we shall assume that you have declined the offer and the offer shall be null and void. We are excited about the prospect of your leading the Company’s finance operations as the Chief Financial Officer and look forward to working with you.

Very truly yours,

/s/ Joel Gay
Joel Gay President and Chief Executive Officer Signed Acceptance: /s/ Chris Gannon Chris Gannon Start Date: 06/10/15

1717 Doolittle Drive	T +1 510.483.7370
San Leandro	F +1 510.483.7371
California 94577	info@energyrecovery.com
United States	energyrecovery.com